Exhibit 3.5

ARTICLES OF ORGANIZATION

OF

GOLD’N PLUMP POULTRY, LLC

The undersigned, being an officer of Gold’n Plump Poultry, LLC, a limited liability company under the Minnesota Limited Liability Company Act, Minnesota Statutes, Chapter 322B (the “Act”), hereby certifies that the following Articles of Organization have been duly adopted pursuant to the Act:

ARTICLE I

NAME

The name of the limited liability company is Gold’n Plump Poultry, LLC (the “Company”).

ARTICLE II

REGISTERED OFFICE

The address of the registered office of the Company is 4150 Second Street South, Suite 200, St. Cloud, Minnesota 56301.

ARTICLE III

ORGANIZER

The name and address of the sole organizer of the Company is:

Michael J. Helgeson

4150 Second Street South, Suite 200

St. Cloud, MN 56301

ARTICLE IV

CLASSES AND SERIES OF MEMBERSHIP INTERESTS

Unless otherwise provided in any member control agreement governing the Company, the board of governors may act by resolution to establish multiple classes of membership interests and series within classes and may fix relative rights and preferences of such classes and series, including the terms by which profits and losses will be allocated among the holders of such classes or series of membership interests. The board of governors may classify the membership interests as membership units for purposes of describing the members’ interests in the Company.

ARTICLE V

NO PREEMPTIVE RIGHTS

Except as may be provided in any member control agreement governing the Company, members shall have none of the preemptive rights described in Section 322B.33 of the Act, or any successor thereto.

ARTICLE VI

NO CUMULATIVE VOTING

Except as may be provided in any member control agreement governing the Company, members shall have none of the rights of cumulative voting described in Section 322B.63 of the Act, or any successor thereto.

ARTICLE VII

ACTION WITHOUT A MEETING

7.1 By The Members. An action required or permitted to be taken at a meeting of the members may be taken by written action signed, or consented to by authenticated electronic communication, by all of the members or by such lesser number of members who own voting power equal to the voting power that would be required to take the same action at a meeting of members at which all members were present.

7.2 By The Board of Governors. An action required or permitted to be taken at a meeting of the board of governors may be taken by written action signed, or consented to by authenticated electronic communication, by all of the governors or, except for an action requiring member approval, by such lesser number of governors that would be required to take the same action at a meeting of the board of governors at which all governors were present.

ARTICLE VIII

LIMITATION OF LIABILITY OF GOVERNORS

No governor of the Company shall be personally liable to the Company or its members for monetary damages for breach of his or her fiduciary duty as a governor; provided, however, that this Article VIII shall not eliminate or limit the liability of a governor to the extent provided by applicable law (i) for any breach of the governor’s duty of loyalty to the Company or its members; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 322B.56 of the Act or Minnesota Statutes, Section 80A.76; (iv) for any transaction from which the governor derived an improper personal benefit; or (v) for any act or omission occurring prior to the effective date of this Article VIII. Any repeal or modification of this Article VIII by the members of the Company shall be prospective only and shall not adversely affect’ any limitation on the personal liability of a governor of the Company existing at the time of such repeal or modification. If the Act is hereafter amended to authorize the further elimination or limitation of the liability of governors, then the liability of a governor of the Company, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the Act, as amended.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has hereunto set his hand this l3th day of December, 2013.

/s/ Michael J. Helgeson
Michael J. Helgeson, Organizer

[SIGNATURE PAGE TO ARTICLES OF ORGANIZATION

OF GOLD’N PLUMP POULTRY, LLC]